Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Buffalo Wild Wings, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333‑110767, 333-134513, 333-151137, 333-181707, and 333-183548) on form S-8 of Buffalo Wild Wings, Inc. of our reports dated February 18, 2015, with respect to the consolidated balance sheets of Buffalo Wild Wings, Inc. and subsidiaries as of December 28, 2014 and December 29, 2013, and the related consolidated statements of earnings, comprehensive income, total equity, and cash flows for each of the fiscal years in the three-year period ended December 28, 2014, and the effectiveness of internal control over financial reporting as of December 28, 2014, which reports appear in the December 28, 2014 annual report on Form 10-K of Buffalo Wild Wings, Inc.
/s/ KPMG LLP
Minneapolis, Minnesota
(February 20, 2015)